EXHIBIT 99.1

Media Contact:	Investor/Financial Analyst Contact:
Jeff Nessler	Ed Eiland
Internet Security Systems	Internet Security Systems
404-236-3026	404-236-4053
jnessler@iss.net	eeiland@iss.net

Internet Security Systems Elects Steven J. Heyer to Board of Directors

~President and COO of The Coca-Cola Company Continues Commitment to Atlanta-Based Organizations ~

ATLANTA— August 25, 2004 —Internet Security Systems, Inc. (ISS) (Nasdaq: ISSX) today announced that the company’s board of directors has elected Steven J. Heyer to the position of director. Heyer, president and chief operating officer of The Coca-Cola Company, recently announced that he will be leaving to pursue opportunities outside of the company. His election to the board of Internet Security Systems allows him to pursue personal aspirations while continuing his commitment to Atlanta-based businesses.

“Steve Heyer brings over 25 years of corporate leadership and marketing experience to the ISS board,” said Tom Noonan, chairman and chief executive officer of Internet Security Systems. “This expertise will prove invaluable as our company meets the challenge of leadership in the growing intrusion prevention and vulnerability management markets.”

“Over the last ten years, Internet Security Systems has expanded from its Atlanta headquarters to open more than 35 offices in 20 countries,” said Heyer. “Throughout this expansion, the company has remained committed to technological excellence and the delivery of leading Internet security products and services. I am proud to be a part of ISS as they strive towards even greater operational efficiencies and embrace the next ten years of innovation.”

Heyer joined The Coca-Cola Company in 2001 from AOL Time Warner, where he served as both president and chief operating officer of Turner Broadcasting System, Inc. and a member of the AOL Time Warner operating committee. Prior to joining Turner Broadcasting System, Heyer was president and chief operating officer of Young & Rubicam Advertising Worldwide. Earlier in his career, Heyer was with Booz Allen & Hamilton, a management consulting firm, where he became a senior vice president and managing partner.

About Internet Security Systems, Inc.

Internet Security Systems is the trusted expert to global enterprises and world governments providing products and services that protect against Internet threats. An established world leader in security since 1994, ISS delivers proven cost efficiencies and reduces regulatory and business risk across the enterprise for more than 11,000 customers worldwide. ISS products and services are based on the proactive security intelligence conducted by ISS’ X-Force® research and development team – the unequivocal world authority in vulnerability and threat research. Headquartered in Atlanta, Internet Security Systems has additional operations throughout the Americas, Asia, Australia, Europe and the Middle East. For more information, visit the Internet Security Systems Web site at www.iss.net or call 800-776-2362.

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Internet Security Systems is a trademark, and X-Force is a registered trademark of Internet Security Systems, Inc.